Filed pursuant to Rule 424(b)(3)

Registration No. 333-208817

PROSPECTUS

2,015,000 American Depositary Shares

Each Representing 100 Ordinary Shares

This prospectus relates to the offer for sale of up to 201,500,000 ordinary shares represented by 2,015,000 American Depositary Shares, or ADSs, which consists of (i) 136,500,000 ordinary shares represented by 1,365,000 ADSs issuable upon exercise of unregistered warrants originally issued to investors in a private placement in March 2017; (iii) 60,000,000 ordinary shares represented by 600,000 ADSs issuable upon exercise of unregistered warrants originally issued to investors in a private placement in February 2017 and (iv) 5,000,000 ordinary shares represented by 50,000 ADSs issuable upon exercise of warrants issued to the placement agent and its affiliates in connection with the February 2017 private placement. Each ADS represents 100 ordinary shares. The ADSs are evidenced by American Depository Receipts, or ADRs. See “Description of Share Capital” in the accompanying prospectus for more information.

The selling shareholders are identified in the table commencing on page 6. No ADSs are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants. See “Use of Proceeds”.

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

The ADSs are traded on the NASDAQ Capital Market, or Nasdaq, and our ordinary shares are listed on the Tel-Aviv Stock Exchange, or TASE, under the symbol “XTLB”. The last reported sale price of the ADSs on Nasdaq was $3.54 per share on June 1, 2021 and the last reported sale price of our ordinary shares on the TASE on June 1, 2021 was NIS 11.6, or $3.58, per share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.24 = $1.00).

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus to read about factors you should consider before purchasing any of our securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 7, 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find Additional Information”.

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any security other than the ordinary shares represented by ADSs offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless the context otherwise requires:

●	references to “ADSs” refer to the Registrant’s American Depositary Shares;

●	references to the “Company,” “we,” “our” and “XTL” refer to XTL Biopharmaceuticals Ltd. (the “Registrant”) and its consolidated subsidiaries;

●	references to “$” are to United States Dollars;

●	references to “NIS” are to New Israeli Shekels, the Israeli currency.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. You should read this summary together with the entire prospectus, including the risks related to our business, our industry, investing in our ordinary shares and our location in Israel, that we describe under “Risk Factors” and our consolidated financial statements and the related notes included at the end of this prospectus before making an investment in our securities.

Overview

We are a biopharmaceutical company engaged in the acquisition and development of pharmaceutical drugs for the treatment of autoimmune diseases. Our current drug, hCDR1, is a potential treatment for (1) systemic lupus erythematosus, or SLE and (2) Sjogren’s syndrome, or SS.

Our sole drug candidate is hCDR1, a Phase II-ready asset for the treatment of SLE, the most prominent type of lupus. There is currently no known cure for SLE. Only one new treatment for SLE, Benlysta, has been approved by the U.S. Food and Drug Administration, or FDA, in the last 50 years. Lupus is a chronic autoimmune disease involving many systems in the human body, including joints, kidneys, the central nervous system, heart, the hematological system and others. The biologic basis of the disease is a dysfunction of the immune (defense) system, leading to production of self (auto) antibodies, attacking healthy organs and causing damage that can be irreversible. According to research estimates of the Lupus Foundation of America, at least 1.5 million Americans have the disease (more than 5 million worldwide) with more than 16,000 new cases diagnosed each year in the United States.

hCDR1 is a peptide (short protein) that is administered subcutaneously and acts as a disease-specific treatment to modify the SLE-related autoimmune process. It postulated to do so by specific upstream immunomodulation through the generation of regulatory T cells, reducing inflammation and resuming immune balance. More than 40 peer-reviewed papers have been published on hCDR1. Two placebo controlled Phase I trials and a placebo controlled Phase 2 trial, or the PRELUDE trial, were conducted on patients with SLE by Teva Pharmaceutical Industries, Ltd., or Teva, which had previously in-licensed hCDR1 from Yeda Research and Development, or Yeda. The studies consisted of over 400 patients and demonstrated that hCDR1 is well tolerated by patients and has a favorable safety profile. The PRELUDE trial did not achieve its primary efficacy endpoint based on the SLE Disease Activity Index, or SLEDAI scale, resulting in Teva returning the asset to Yeda. However, the PRELUDE trial showed encouraging results in its secondary clinical endpoint, the British Isles Lupus Activity Group index, or BILAG index, and, in fact, the 0.5 mg weekly dose showed a substantial effect. Multiple post-hoc analyses also showed impressive results for this dose using the BILAG index. Such dose will be the focus of the clinical development plan moving forward. Subsequent to Teva’s return of the program to Yeda, the FDA directed that the primary endpoint in future trials for Lupus therapies, including those for hCDR1, should be based on either the BILAG index or the SLE Responder Index (“SRI”). The FDA has provided the Company with written guidance confirming the acceptability of BILAG as the primary endpoint in our planned study. The Company has decided to reduce its research and development expenditures in connection with the execution of clinical trials relating to hCDR1 until full funding for the trials or cooperation with a strategic partner is secured.

hCDR1is also Phase II-ready for the treatment of SS. SS is also a chronic autoimmune disorder affecting lacrimal and salivary gland function (glandular) but may also affect other organs and systems (extraglandular) such as the kidneys, gastrointestinal system, blood vessels, lungs, liver, pancreas, and the nervous system. There is currently no known cure for SS. The only specific treatments available, such as Salagen and Evoxac, are symptomatic, aiming to alleviate dry eyes and dry mouth. A number of immunomodulatory agents including corticosteroids, hydroxychloroquine, cyclosporine, and other immunosuppressive agents are used to treat SS. The biologic basis of the disease is a dysfunction of the immune system, leading to production of antibodies that attack healthy organs causing damage that may be irreversible. Disease prevalence estimations vary from 2.5 million patients (Global Data Research 2016) to 4 million patients (Sjogren’s Syndrome Foundation) in the US alone, with a worldwide estimate of up to an aggregate of 7.7 million in in the United States, France, Germany, Italy, Spain, United Kingdom, and Japan by the year 2024 (Global Data Research).

In preclinical studies, blood mononuclear cells (PBMCs) obtained from blood samples of patients with primary SS (pSS) were incubated in vitro in the presence of hCDR1 and a control peptide. Following 48 hours of incubation, cells were collected and mRNA was prepared from all samples. The expression of various genes was determined using real-time -PCR. The results obtained to date indicate that in vitro incubation of PBMCs of pSS patients with hCDR1 resulted in a significant reduction of gene expression of four pathogenic cytokines known to be involved in SS and lupus (including B-lymphocyte stimulator or BLyS), as well as upregulation of two immunosuppressive genes, one of which is a marker for activity of regulatory T cells. The majority of such effects were previously seen in similar studies involving lupus patients. Because amelioration of SLE manifestations in murine models as well as in SLE patients was associated with down-regulation of pathogenic cytokines, we believe it is likely that hCDR1 is capable of beneficially affecting SS patients. In addition, based on hCDR1’s favorable safety profile in over 400 SLE patients (as noted above), as well as the same route of administration as in SLE and similar doses, we believe we can begin the clinical development of hCDR1 in SS with a Phase 2 trial.

The Company is exploring the expansion of its IP portfolio surrounding hCDR1 and at the same time has decided to reduce its research and development expenditures in connection with execution of its clinical trials. In parallel, the Company searches to identify additional assets to add to XTL’s portfolio.

Our Strategy

Our objective is to be a leading biopharmaceutical company engaged in the acquisition and development of pharmaceutical products for the treatment of autoimmune diseases. We are currently looking for new opportunities in order to expand our business by acquire new activities.

The Company is expanding its IP portfolio surrounding hCDR1 and has decided a few years ago to reduce its research and development expenditures in connection with execution of its clinical trials until full funding for the trials or cooperation with a strategic partner is secured. In parallel, the Company will look to identify additional assets to add to XTL’s portfolio.

Recent Events

We held our Extraordinary General Meeting of shareholders on April 5, 2021, in Bnei Brak, Israel (the “Meeting”). At the Meeting, the majority of the Company’s shareholder’s approved the re-election of Osnat Hillel Fein to hold office, for a third term, as an external director of the Company, commencing as of March 25, 2021 for a period of three years, until March 24, 2024.

The Offering

ADSs Offered	Up to an aggregate of 201,500,000 ordinary shares, par value NIS 0.1, represented by 2,015,000 ADSs, consisting of: (i) 136,500,000 ordinary shares represented by 1,365,000 ADSs issuable upon exercise of unregistered warrants originally issued in our March 2017 private placement; (ii) 60,000,000 ordinary shares represented by 600,000 ADSs issuable upon exercise of unregistered warrants originally issued in our February 2017 private placement; and (iii) 5,000,000 ordinary shares represented by 50,000 ADSs issuable upon the exercise of warrants issued to the placement agent and its affiliates in connection with our February 2017 private placement. The selling shareholders are identified in the table commencing on page 6. Each ADS represents 100 ordinary shares.

The warrants issued to investors and to the placement agent and its affiliates in our February 2017 private placement may be exercised at any time beginning on the six month anniversary from the date of issuance and have an exercise price of $4.10 per ADS, subject to adjustment as set forth therein. The warrants shall terminate five and a half years after issuance. The warrants may be exercised on a cashless basis if at the time of exercise there is no effective registrations statement registering the ADSs underlying the warrants.

The warrants issued to investors in our March 2017 private placement may be exercised at any time beginning on September 21, 2017 and have an exercise price of $2.30 per ADS, subject to adjustment as set forth therein. The warrants shall terminate five and a half years after issuance. The warrants may be exercised on a cashless basis if at the time of exercise there if no effective registration statement registering the ADSs underlying the warrants.

Ordinary Shares Outstanding Immediately After this Offering	729,656,149 ordinary shares, if the warrants offered in this offering are exercised in full.
Use of Proceeds

We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by the ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.”

NASDAQ CAPITAL MARKET Symbol for ADS	XTLB

Risk Factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 4 of this prospectus.

Depositary	Bank of New York Mellon

RISK FACTORS

An investment in our ordinary shares involves risks. Prior to making a decision about investing in our ordinary shares, you should consider carefully all of the information contained or incorporated by reference in this prospectus, including any risks in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2020, filed with the SEC on May 19, 2021 and in our subsequent filings with the SEC. Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, about our expectations, beliefs or intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies or prospects. In addition, from time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should” or “anticipate” or their negatives or other variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical or current matters. These forward-looking statements may be included in, but are not limited to, various filings made by us with the U.S. Securities and Exchange Commission, or the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the factors summarized below.

This prospectus identifies important factors which could cause our actual results to differ materially from those indicated by the forward-looking statements, particularly those set forth under the heading “Risk Factors.” The risk factors included in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

●	fluctuations in the market price of our securities;

●	the possibility that our securities could be delisted from Nasdaq or the Tel-Aviv Stock Exchange (“TASE”);

●	potential dilution to the holders of our securities as a result of future issuances of our securities;

●	fluctuations in our results of operations;

●	the accuracy of our financial forecasts in our drug development activity and the uncertainty regarding the adequacy of our liquidity to pursue our complete business objectives;

●	the timing and cost of the in-licensing, partnering and acquisition of new product opportunities;

●	the timing of expenses associated with product development and manufacturing of the proprietary drug candidates that we have acquired - hCDR1 for the treatment of SLE and SS, and those that may be in-licensed, partnered or acquired;

●	the costs involved in prosecuting and enforcing patent claims and other intellectual property rights; and

●	other risks and uncertainties described in this prospectus.

All forward-looking statements attributable to us or persons acting on our behalf speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligations to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. In evaluating forward-looking statements, you should consider these risks and uncertainties.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares represented by the ADSs issuable upon exercise of the warrants by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by the warrants and placement agent warrants covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their ordinary shares represented by ADSs issuable upon exercise of the warrants as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the warrants and placement agent warrants and issuance of the warrant ADSs to the extent that these warrants are exercised for cash.  Warrants, however, are exercisable on a cashless basis under certain circumstances. The warrants may be exercised on a cashless basis if at the time of exercise there is no effective registrations statement registering the ADSs underlying the warrants. If all of the warrants and placement agent were exercised for cash in full, the proceeds would be approximately $5.8 million. We intend to use the net proceeds of such warrant exercise, if any, for research and development, general and administrative expenses, and for working capital purposes.  Pending such uses, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities or as otherwise pursuant our customary investment policies. We can make no assurances that any of the warrants and placement agent warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

SELLING SHAREHOLDERS

This prospectus relates to the offer for sale of up to 201,500,000 ordinary shares represented by 2,015,000 Depositary Shares, or ADSs, which consists (i) 136,500,000 ordinary shares represented by 1,365,000 ADSs issuable upon exercise of unregistered warrants originally issued to investors in a private placement in March 2017; (ii) 60,000,000 ordinary shares represented by 600,000 ADSs issuable upon exercise of unregistered warrants originally issued to investors in a private placement in February 2017 and (iii) 5,000,000 ordinary shares represented by 50,000 ADSs issuable upon exercise of warrants issued to the placement agent and its affiliates in connection with the February 2017 private placement. Each ADS represents 100 ordinary shares.

For additional information regarding the issuance of those warrants to purchase ADSs, see the descriptions of the March 2017 and February 2017 financings below. We are registering the ordinary shares represented by ADSs issuable upon exercise of the warrants in order to permit the selling shareholders to offer the ordinary shares represented by ADSs for resale from time to time. Other than with respect to H.C. Wainwright & Co. LLC, or H.C. Wainwright, which acted as our placement agent in the February 2017 financing, or as disclosed elsewhere in this prospectus, except for the ownership of the ADSs and warrants issued, and the ADSs issued and issuable, pursuant to prior financings, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares represented by ADSs by each of the selling shareholders. The second column lists, to the best of our knowledge, the number of ordinary shares represented by ADSs beneficially owned by each selling stockholder, based on its ownership of ADSs and warrants to purchase ADSs, as of May 26, 2021, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of ordinary shares represented by ADSs issuable upon exercise of the warrants being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of ordinary shares represented by ADSs owned after the offering, by number of ordinary shares represented by ADSs and percentage of outstanding ordinary shares, assuming in both cases the sale of all of the ordinary shares represented by ADSs offered by the selling shareholders pursuant to this prospectus.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the warrants which have not been exercised. The number of shares does not reflect this limitation. The selling shareholders may sell all, some or none of their ordinary shares represented by ADSs issuable upon exercise of the warrants in this offering. See “Plan of Distribution.”

Descriptions of March 2017 and February 2017 Financings

In March 2017, we entered into security purchase agreements providing for the issuance of an aggregate of 1,400,000 ADSs in a private placement transaction at $2.00 per ADS for aggregate gross proceeds of $2,800,000. In addition, we issued unregistered warrants to purchase 1,400,000 ADSs. The Company agreed to hold a shareholder meeting to increase its authorized ordinary shares to allow for the full exercise of the warrants (the “Authorized Capital Increase”). The warrants have a term of five and a half years, an exercise price of $2.30 per ADS and shall be exercisable on the later of the effectiveness of the Authorized Share Increase or six months following the issuance date. We effected the Authorized Capital Increase on August 3, 2017.

In February 2017, we entered into security purchase agreements providing for the issuance of an aggregate of 1,000,000 ADSs in a registered direct offering at $2.50 per ADS for aggregate gross proceeds of $2,500,000. In addition, we issued unregistered warrants to purchase an aggregate of 1,000,000 ADSs to investors in the offering and unregistered warrants to purchase an aggregate of 50,000 ADSs to the placement agent and affiliates of the placement agent. The warrants may be exercised after six months from issuance and terminate five and a half years from issuance and have an exercise price of $4.10 per ADS, subject to adjustment as set forth therein.

Shareholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering		Percentage of Ordinary Shares Owned After the Offering**
Hudson Bay Master Fund Ltd. (1)	20,000,000	(2)	20,000,000	(2)	-		-

Intracoastal Capital, LLC (3)	20,000,000	(4)	20,000,000	(4)	-		-

CVI Investments, Inc. (5)	20,000,000	(2)	20,000,000	(2)	-		-

Alexander Rabinovich (6)	153,288,887	(7)	25,000,000	(8)	128,288,887		23.19%

David Bassa (9)	24,500,000	(10)	12,250,000	(11)	12,250,000	(12)	2.27%

Benjamin Guzman	7,666,680	(13)	2,500,000	(14)	5,166,680	(15)	*

Costanza Private Wealth Management AG (16)	20,000,000	(17)	10,000,000	(18)	10,000,000	(19)	1.86%

Ido Seltenreich	460,015	(20)	250,000	(21)	210,015		*

Zamir Bar Zion	2,500,000	(22)	1,250,000	(22)	1,250,000		*

Yaakov Tannenbaum	8,500,000	(23)	4,250,000	(24)	4,250,000		*

Adi Yaniv	8,500,000	(23)	4,250,000	(24)	4,250,000		*

Ronen Waisserberg	7,000,000	(25)	3,500,000	(26)	3,500,000		*

Avi Gantz	9,589,500	(27)	3,500,000	(28)	6,089,500		1.15%

Or Elovitz	3,500,000	(29)	1,750,000	(30)	1,750,000		*

Orna Elovitz	3,500,000	(29)	1,750,000	(30)	1,750,000		*

Amikam Shorer	3,000,000	(31)	1,500,000	(32)	1,500,000		*

Petrichor Ventures Limited Partnership (33)	6,500,000	(34)	3,250,000	(35)	3,250,000		*

Iory Rabinovitch	44,500,000	(36)	22,250,000	(37)	22,250,000-		4.04-%

Mariann Rosza Bassa	14,000,000	(38)	7,000,000	(39)	7,000,000-		1.31-%

Noked Opportunity LP (40)	38,888,800	(41)	19,000,000	(42)	19,888,800		3.63%

Lacrimed Israel LTD (43)	21,065,777	(44)	10,000,000	(45)	11,065,777		2.06%

Meir Mazuz	2,000,000	(46)	1,000,000	(47)	1,000,000		*

Gilai Dolev (Lagos Consulting) (48)	2,000,000	(46)	1,000,000	(47)	1,000,000		*

Itai Feirberg	2,500,000	(49)	1,250,000	(50)	1,250,000		*

Michael Vasinkevich (51)	7,381,700	(52)	3,225,000	(53)	4,156,700		*

Bigger Capital Fund, LP	1,575,000	(54)	1,575,000	(54)	-		-

Mark Viklund (51)	343,300	(55)	150,000	(56)	193,300		*

Charles Worthman (51)	114,400	(57)	50,000	(58)	64,400		*

*	Denotes less than 1%

**	Assumes that all shares are sold. Applicable percentage ownership is based on 528,156,149 ordinary shares outstanding as of May 26, 2021. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power, or both, and also includes options that are exercisable within 60 days of May 26, 2021. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(1)	Hudson Bay Master Fund Ltd. Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has sole voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.
(2)	Represents 20,000,000 ordinary shares represented by 200,000 ADSs issuable upon exercise of warrants issued in our February 2017 private placement.
(3)	Mitchell P. Kopin, or Mr. Kopin, and Daniel B. Asher, or Mr. Asher, each of whom are managers of Intracoastal Capital LLC, or Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of Exchange Act) of the securities reported herein that are held by Intracoastal.
(4)	In the aggregate, Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of 20,000,000 ordinary shares, which consists of 20,000,000 ordinary shares represented by 200,000 ADSs issuable upon exercise of warrants issued in our February 2017 private placement.
(5)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as investment manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.
(6)	The selling shareholder is a member of the Board of Directors of the Company.
(7)	Represents (i) 128,288,887 ordinary shares and (ii) 25,000,000 ordinary shares represented by 250,000 ADSs underlying warrants issuable upon exercise of warrants issued in our March 2017 private placement.
(8)	Represents 25,000,000 ordinary shares represented by 250,000 ADSs underlying warrants issuable upon exercise of warrants issued in our March 2017 private placement.
(9)	The selling shareholder is a former member of the Board of Directors of the Company.
(10)	Represents (i) 12,250,000 ordinary shares represented by 122,500 ADSs issued in our March 2017 private placement and (ii) 12,250,000 ordinary shares represented by 122,500 ADSs issuable upon exercise of warrants issued in our March 2017 private placement. Does not include 7,000,000 ordinary shares represented by 70,000 ADSs held by Mr. Bassa’s spouse and 7,000,000 ordinary shares represented by 70,000 ADSs issuable upon exercise of warrants issued held by Mr. Bassa’s spouse, who is also a selling shareholder.
(11)	Represents 12,250,000 ordinary shares represented by 122,500 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(12)	Represents 12,250,000 ordinary shares and does not include securities held by Mr. Bassa’s spouse, who is also a selling shareholder.
(13)	Represents (i) 5,166,680 ordinary shares and (ii) 2,500,000 ordinary shares represented by 25,000 ADSs issued in our March 2017 private placement and does not include securities owned by affiliated entity Costanza Private Wealth Management, a selling shareholder.
(14)	Represents 2,500,000 ordinary shares represented by 25,000 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(15)	Represents 5,166,680 ordinary shares and does not include securities owned by affiliated entity Costanza Private Wealth Management, a selling shareholder.
(16)	Benjamin Guzman, chief executive officer of Costanza Private Wealth Management, holds sole voting and dispositive power over these securities.
(17)	Represents (i) 10,000,000 ordinary shares represented by 100,000 ADSs issued in our March 2017 private placement and (ii) 10,000,000 ordinary shares represented by 100,000 ADSs issuable upon exercise of warrants issued in our March 2017 private placement. Does not include securities held directly by Mr. Guzman.
(18)	Represents 10,000,000 ordinary shares represented by 100,000 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(19)	Represents 10,000,000 ordinary shares. Does not include securities held directly by Mr. Guzman.

(20)	Represents (i) 210,000 ordinary shares represented by 2,100 ADSs issued in our March 2017 private placement;(ii) 250,000 ordinary shares represented by 2,500 ADSs issuable upon exercise of warrants issued in our March 2017 private placement; and (iii) 15 ordinary shares.
(21)	Represents 250,000 ordinary shares represented by 2,500 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(22)	Represents (i) 1,250,000 ordinary shares represented by 12,500 ADSs issued in our March 2017 private placement and (ii) 1,250,000 ordinary shares represented by 12,500 ADSs issuable upon exercise of warrants issued in our March 2017 private placement. Only the 1,250,000 ordinary shares represented by 12,500 ADSs issuable upon exercise of warrants issued in our March 2017 private placement are being registered for resale in this prospectus.
(23)	Represents (i) 4,250,000 ordinary shares represented by 42,500 ADSs issued in our March 2017 private placement and (ii) 4,250,000 ordinary shares represented by 42,500 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(24)	Represents 4,250,000 ordinary shares represented by 42,500 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(25)	Represents (i) 3,500,000 ordinary shares represented by 35,000 ADSs issued in our March 2017 private placement and (ii) 3,500,000 ordinary shares represented by 35,000 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(26)	Represents 3,500,000 ordinary shares represented by 35,000 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(27)	Represents 6,089,500 ordinary shares represented by 60,895 ADSs and 3,500,000 ordinary shares represented by 35,000 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(28)	Represents 3,500,000 ordinary shares represented by 35,000 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(29)	Represents (i) 1,750,000 ordinary shares represented by 17,500 ADSs issued in our March 2017 private placement and (ii) 1,750,000 ordinary shares represented by 17,500 ADSs issuable upon exercise of warrants issued in our March 2017 private placement
(30)	Represents 1,750,000 ordinary shares represented by 17,500 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(31)	Represents (i) 1,500,000 ordinary shares represented by 15,000 ADSs issued in our March 2017 private placement and (ii) 1,500,000 ordinary shares represented by 15,000 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(32)	Represents 1,500,000 ordinary shares represented by 15,000 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(33)	Eschar Erez, chief executive officer of Petrichor Ventures Limited Partners, holds sole voting and dispositive power over these securities.
(34)	Represents (i) 3,250,000 ordinary shares represented by 32,500 ADSs issued in our March 2017 private placement and (ii) 3,250,000 ordinary shares represented by 32,500 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(35)	Represents 3,250,000 ordinary shares represented by 32,500 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(36)	Represents (i) 22,250,000 ordinary shares represented by 222,500 ADSs issued in our March 2017 private placement and (ii) 22,250,000 ordinary shares represented by 222,500 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(37)	Represents 22,250,000 ordinary shares represented by 222,500 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(38)	Represents (i) 7,000,000 ordinary shares represented by 70,000 ADSs issued in our March 2017 private placement and (ii) 7,000,000 ordinary shares represented by 70,000 ADSs issuable upon exercise of warrants issued in our March 2017 private placement
(39)	Represents 7,000,000 ordinary shares represented by 70,000 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(40)	Noked Capital Ltd., the general partner of Noked Opportunity LP, has sole voting and dispositive power over these securities. Roy Vermus, Michal Vermus, Shlomo Bracha and Ariel Chilkiyahu are each shareholders of Noked Capital Ltd. As a result, each may be deemed to have beneficial ownership (as determined under Section 13(d) of Exchange Act) of the securities reported herein that are held by Noked Capital.

(41)	Represents (i) 19,000,000 ordinary shares represented by 190,000 ADSs issued in our March 2017 private placement; (ii) 19,000,000 ordinary shares represented by 190,000 ADSs issuable upon exercise of warrants issued in our March 2017 private placement and (iii) 888,880 ordinary shares represented by ADSs.
(42)	Represents 19,000,000 ordinary shares represented by 190,000 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(43)	Yair Morad, owner, holds sole voting and dispositive power over these securities.
(44)	Represents (i) 1,065,777 ordinary shares (ii) 10,000,000 ordinary shares represented by 100,000 ADSs issued in our March 2017 private placement and (ii) 10,000,000 ordinary shares represented by 100,000 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(45)	Represents 10,000,000 ordinary shares represented by 100,000 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(46)	Represents 1,000,000 ordinary shares represented by 10,000 ADSs issued in our March 2017 private placement and (ii) 1,000,000 ordinary shares represented by 10,000 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(47)	Represents 1,000,000 ordinary shares represented by 10,000 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(48)	Gilai Dolev, chief executive officer of Legos Consulting, holds sole voting and dispositive power over these securities.
(49)	Represents (i) 1,250,000 ordinary shares represented by 12,500 ADSs issued in our March 2017 private placement and (ii) 1,250,000 ordinary shares represented by 12,500 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(50)	Represents 1,250,000 ordinary shares represented by 12,500 ADSs issuable upon exercise of warrants issued in our March 2017 private placement.
(51)	The referenced person is affiliated with H.C. Wainwright, a registered broker dealer.
(52)	Represents (i) 4,156,700 ordinary shares represented by 41,567 ADSs and (ii) 3,225,000 ordinary shares represented by 32,250 ADSs issuable upon exercise of warrants issued in our February 2017 private placement
(53)	Represents 3,225,000 ordinary shares represented by 32,250 ADSs issuable upon exercise of warrants issued in our February 2017 private placement
(54)	Represents 1,575,000 ordinary shares represented by 15,750 ADSs issuable upon exercise of warrants issued in our February 2017 private placement.
(55)	Represents (i) 193,400 ordinary shares represented by 1,934 ADSs issuable upon exercise of warrants and (ii) 150,000 ordinary shares represented by 1,500 ADSs issuable upon exercise of warrants issued in our February 2017 private placement
(56)	Represents 150,000 ordinary shares represented by 1,500 ADSs issuable upon exercise of warrants issued in our February 2017 private placement
(57)	Represents (i) 64,400 ordinary shares represented by 644 ADSs and (ii) 50,000 ordinary shares represented by 500 ADSs issuable upon exercise of warrants issued in our February 2017 private placement.
(58)	Represents 50,000 ordinary shares represented by 500 ADSs issuable upon exercise of warrants issued in our February 2017 private placement.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our Articles of Association. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Articles of Association, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

 Our ordinary shares have been trading on the Tel Aviv Stock Exchange, or TASE, since July 2005. Our ordinary shares currently trade on the TASE under the symbol “XTLB”.

On June 1, 2012, the Company filed an application for relisting its ADSs on the Nasdaq Capital Market, or Nasdaq. On July 10, 2013, the Company received a notice from Nasdaq stating that the admission committee had approved the Company’s application to relist its ADSs for trading on the Nasdaq Capital Market. Accordingly, on July 15, 2013, the Company’s ADSs began trading on Nasdaq under the ticker symbol “XTLB”.

Memorandum and Articles of Association

Objects and Purposes of the Company

Pursuant to Part B, Section 3 of our Articles of Association, we may undertake any lawful activity.

Powers and Obligations of the Directors

Pursuant to the Israeli Companies Law and our Articles of Association, a director is not permitted to vote on a proposal, arrangement or contract in which he or she has a personal interest. Also, the directors may not vote on compensation to themselves or any members of their body, as that term is defined under Israeli law, without the approval of our audit committee and our shareholders at a general meeting. The power of our directors to enter into borrowing arrangements on our behalf is limited to the same extent as any other transaction by us.

Indemnification of Directors and Officers; Limitations on Liability

Our Articles of Association allow for insurance, exculpation and indemnification of office holders to the fullest extent permitted by law. We have entered into indemnification, insurance and exculpation agreements with our directors and executive officers, following shareholder approval of these agreements. We have directors’ and officers’ liability insurance covering our officers and directors for a claim imposed upon them as a result of an action carried out while serving as an officer or director, for (a) the breach of duty of care towards us or towards another person, (b) the breach of fiduciary duty towards us, provided that the officer or director acted in good faith and had reasonable grounds to assume that the action would not harm our interests, and (c) a monetary liability imposed upon him in favor of a third party.

Approval of Related Party Transactions under the Israeli Companies Law

We may approve an act performed in breach of the duty of loyalty of an office holder provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses his or her personal interest, as described below.

ORDINARY SHARES

Rights Attached to Ordinary Shares

Through March 18, 2009, our authorized share capital was NIS 10,000,000 consisting of 500,000,000 ordinary shares, par value NIS 0.02 per share. On March 18, 2009, pursuant to a shareholder’s meeting, the share capital of our company was consolidated and re-divided so that each five (5) shares of NIS 0.02 nominal value was consolidated into one (1) share of NIS 0.1 nominal value so that following such consolidation and re-division, our authorized share capital consisted of 100,000,000 ordinary shares, par value NIS 0.10 per share. In addition, the authorized share capital of our company was increased from NIS 10,000,000 to NIS 70,000,000 divided into 700,000,000 ordinary shares, NIS 0.10 nominal value. The share consolidation was effected in June 22, 2009. Effective August 3, 2017, the authorized share capital of the company increased from NIS 70,000,000 divided into 700,000,000 ordinary shares to NIS 145,000,000 divided into 1,450,000,000 ordinary shares.

Holders of ordinary shares have one vote per share, and are entitled to participate equally in the payment of dividends and share distributions and, in the event of our liquidation, in the distribution of assets after satisfaction of liabilities to creditors. No preferred shares are currently authorized. All outstanding ordinary shares are validly issued and fully paid.

Transfer of Shares

Fully paid ordinary shares are issued in registered form and may be freely transferred under our Articles of Association unless the transfer is restricted or prohibited by another instrument or applicable securities laws.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of ordinary shares according to their rights and interests in our profits. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings.

This right may be affected by the grant of preferential dividend or distribution rights, to the holders of a class of shares with preferential rights that may be authorized in the future. Under the Israeli Companies Law, the declaration of a dividend does not require the approval of the shareholders of the company, unless the company’s articles of association require otherwise. Our Articles provide that the Board of Directors may declare and distribute dividends without the approval of the shareholders.

Annual and Extraordinary General Meetings

We must hold our annual general meeting of shareholders each year and no later than 15 months from the last annual meeting, at a time and place determined by the Board of Directors, upon at least 21 days’ prior notice to our shareholders, to which we need to add an additional three days for notices sent outside of Israel. A special meeting may be convened by request of two directors, 25% of the directors then in office, one or more shareholders holding at least 5% of our issued share capital and at least 1% of our issued voting rights, or one or more shareholders holding at least 5% of our issued voting rights. Notice of a general meeting must set forth the date, time and place of the meeting. Such notice must be given at least 21 days but not more than 45 days prior to the general meeting. The quorum required for a meeting of shareholders consists of at least two shareholders present in person or by proxy who hold or represent between them at least one-third of the voting rights in the company. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place (with no need for any notice to the shareholders) or until such other later time if such time is specified in the original notice convening the general meeting, or if we serve notice to the shareholders no less than seven days before the date fixed for the adjourned meeting. If at an adjourned meeting there is no quorum present half an hour after the time set for the meeting, any number participating in the meeting shall represent a quorum and shall be entitled to discuss the matters set down on the agenda for the original meeting. All shareholders who are registered in our registrar on the record date, or who will provide us with proof of ownership on that date as applicable to the relevant registered shareholder, are entitled to participate in a general meeting and may vote as in accordance with their voting rights.

Voting Rights

Our ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power represented at a shareholders meeting in which a quorum is present have the power to elect all of our directors, except the external directors whose election requires a special majority.

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Shareholders may vote in person or by proxy. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Under the Israeli Companies Law, unless otherwise provided in the Articles of Association or by applicable law, all resolutions of the shareholders require a simple majority. Our Articles of Association provide that all decisions may be made by a simple majority.

Voting by Proxy and in Other Manners

Our Articles of Association enable a shareholder to appoint a proxy, who need not be a shareholder, to vote at any shareholders meeting. We require that the appointment of a proxy be in writing signed by the person making the appointment or by an attorney authorized for this purpose, and if the person making the appointment is a corporation, by a person or persons authorized to bind the corporation. In the document appointing a proxy, each shareholder may specify how the proxy should vote on any matter presented at a shareholders meeting. The document appointing the proxy shall be deposited in our offices or at such other address as shall be specified in the notice of the meeting not less than 48 hours before the time of the meeting at which the person specified in the appointment is due to vote.

The Israeli Companies Law and our Articles of Association do not permit resolutions of the shareholders to be adopted by way of written consent, for as long as our ordinary shares are publicly traded.

Limitations on the Rights to Own Securities

The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except that nationals of countries which are, or have been, in a state of war with Israel may not be recognized as owners of ordinary shares.

Anti-Takeover Provisions under Israeli Law

The Israeli Companies Law permits merger transactions with the approval of each party’s board of directors and shareholders. In accordance with the Israeli Companies Law, a merger may be approved at a shareholders meeting by a majority of the voting power represented at the meeting, in person or by proxy, and voting on that resolution. In determining whether the required majority has approved the merger, shares held by the other party to the merger, any person holding at least 25% of the outstanding voting shares or means of appointing the board of directors of the other party to the merger, or the relatives or companies controlled by these persons, are excluded from the vote.

Under the Israeli Companies Law, a merging company must inform its creditors of the proposed merger. Any creditor of a party to the merger may seek a court order blocking the merger, if there is a reasonable concern that the surviving company will not be able to satisfy all of the obligations of the parties to the merger. Moreover, a merger may not be completed until at least 30 days have passed from the time the merger was approved in a general meeting of each of the merging companies, and at least 50 days have passed from the time that a merger proposal was filed with the Israeli Registrar of Companies.

Israeli corporate law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of such acquisition, the purchaser would become a 25% or greater shareholder of the company. This rule does not apply if there is already another shareholder with 25% or greater shares in the company. Similarly, Israeli corporate law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser’s shareholdings would entitle the purchaser to over 45% of the shares in the company, unless there is a shareholder with 45% or more of the shares in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received the approval of the company’s shareholders; (2) was from a 25% or greater shareholder of the company which resulted in the purchaser becoming a 25% or greater shareholder of the company, or (3) was from a 45% or greater shareholder of the company which resulted in the acquirer becoming a 45% or greater shareholder of the company. These rules do not apply if the acquisition is made by way of a merger. Regulations promulgated under the Israeli Companies Law provide that these tender offer requirements do not apply to companies whose shares are listed for trading external of Israel if, according to the law in the country in which the shares are traded, including the rules and regulations of the stock exchange or which the shares are traded, either:

●	there is a limitation on acquisition of any level of control of the company; or

●	the acquisition of any level of control requires the purchaser to do so by means of a tender offer to the public.

The Israeli Companies Law provides specific rules and procedures for the acquisition of shares held by minority shareholders, if the majority shareholder holds more than 90% of the outstanding shares. If, as a result of an acquisition of shares, the purchaser will hold more than 90% of a company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. If less than 5% of the outstanding shares are not tendered in the tender offer, all the shares that the purchaser offered to purchase will be transferred to it. The Israeli Companies Law provides for appraisal rights if any shareholder files a request in court within three months following the consummation of a full tender offer. If more than 5% of the outstanding shares are not tendered in the tender offer, then the purchaser may not acquire shares in the tender offer that will cause his shareholding to exceed 90% of the outstanding shares of the company. Israeli tax law treats specified acquisitions, including a stock-for-stock swap between an Israeli company and a foreign company, less favorably than does U.S. tax law. These laws may have the effect of delaying or deterring a change in control of us, thereby limiting the opportunity for shareholders to receive a premium for their shares and possibly affecting the price that some investors are willing to pay for our securities.

Rights of Shareholders

Under the Israeli Companies Law, our shareholders have the right to inspect certain documents and registers including the minutes of general meetings, the register of shareholders and the register of substantial shareholders, any document held by us that relates to an act or transaction requiring the consent of the general meeting as stated in our Articles of Association and our financial statements, and any other document which we are required to file under the Israeli Companies Law or under any law with the Registrar of Companies or the Israeli Securities Authority, and is available for public inspection at the Registrar of Companies or the Securities Authority, as the case may be.

If the document required for inspection by one of our shareholders relates to an act or transaction requiring the consent of the general meeting as stated above, we may refuse the request of the shareholder if in our opinion the request was not made in good faith, the documents requested contain a commercial secret or a patent, or disclosure of the documents could prejudice our good in some other way.

The Israeli Companies Law provides that with the approval of the court any of our shareholders or directors may file a derivative action on our behalf if the court finds the action is a priori, to our benefit, and the person demanding the action is acting in good faith. The demand to take action can be filed with the court only after it is serviced to us, and we decline or omit to act in accordance to this demand.

Enforceability of Civil Liabilities

We are incorporated in Israel and most of our directors and officers named in this report reside outside the U.S. Service of process upon them may be difficult to effect within the U.S. Furthermore, because substantially all of our assets, and those of our non-U.S. directors and officers and the Israeli experts named herein, are located outside the U.S., any judgment obtained in the U.S. against us or any of these persons may not be collectible within the U.S.

We have been informed by our legal counsel in Israel, Doron Tikotsky Kantor Gutman, Nass, Amit Gross and Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act or the Exchange Act, pursuant to original actions instituted in Israel. However, subject to particular time limitations, executory judgments of a U.S. court for monetary damages in civil matters may be enforced by an Israeli court, provided that:

●	the judgment was obtained after due process before a court of competent jurisdiction, that recognizes and enforces similar judgments of Israeli courts, and the court had authority according to the rules of private international law currently prevailing in Israel;

●	adequate service of process was effected and the defendant had a reasonable opportunity to be heard;

●	the judgment is not contrary to the law, public policy, security or sovereignty of the State of Israel and its enforcement is not contrary to the laws governing enforcement of judgments;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

●	the judgment is no longer appealable; and

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange for the foreign currency published on the day before date of payment. Current Israeli exchange control regulations also permit a judgment debtor to make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily may be linked to Israel’s consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at that time. Judgment creditors must bear the risk of unfavorable exchange rates.

AMERICAN DEPOSITORY SHARES

We have issued and deposited ordinary shares with Bank Hapoalim B.M., The Bank of New York’s custodian in Tel Aviv, Israel. The Bank of New York in turn issued American Depositary Shares, or ADSs, representing American Depositary Shares, or ADSs. One ADS represents an ownership interest in one hundred (100) of our ordinary shares. Each ADS also represents securities, cash or other property deposited with The Bank of New York but not distributed to ADS holders. The Bank of New York’s Corporate Trust Office is located at 101 Barclay Street, New York, NY 10286, U.S.A. Their principal executive office is located at One Wall Street, New York, NY 10286, U.S.A.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because The Bank of New York will actually hold the ordinary shares, you must rely on it to exercise the rights of a shareholder. The obligations of The Bank of New York are set out in a deposit agreement among us, The Bank of New York and you, as an ADS holder. The agreement and the ADSs are generally governed by New York law.

The following is a summary of the agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the ADS.

Share Dividends and Other Distributions

The Bank of New York has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The Bank of New York will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the U.S. If that is not possible or if any approval from any government or agency thereof is needed and cannot be obtained, the agreement allows The Bank of New York to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for the interest.

Before making a distribution, any withholding taxes that must be paid under U.S. law will be deducted. The Bank of New York will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The Bank of New York may distribute new ADSs representing any shares we may distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The Bank of New York will only distribute whole ADSs. It will sell shares which would require it to use a fractional ADS and distribute the net proceeds in the same way as it does with cash. If The Bank of New York does not distribute additional ADSs, each ADS will also represent the new shares.

Rights to receive additional shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, The Bank of New York may make these rights available to you. We must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and The Bank of New York decides it is practical to sell the rights, The Bank of New York will sell the rights and distribute the proceeds, in the same way as it does with cash. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. If The Bank of New York makes rights available to you, upon instruction from you, it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and issue ADSs to you. It will only exercise rights if y

U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. For example, you may not be able to trade the ADSs freely in the U.S. In this case, The Bank of New York may issue the ADSs under a separate restricted deposit agreement, which will contain the same provisions as the agreement, except for the changes needed to put the restrictions in place.

Other Distributions. The Bank of New York will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case the ADSs will also represent the newly distributed property.

The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distribution we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

The Bank of New York will issue ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees. The Bank of New York will register the appropriate number of ADSs in the names you request and will deliver the ADSs at its office to the persons you request.

You may turn in your ADSs at The Bank of New York’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver (1) the underlying shares to an account designated by you and (2) any other deposited securities underlying the ADS at the office of the custodian; or, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its office.

Voting Rights

You may instruct The Bank of New York to vote the shares underlying your ADSs but only if we ask The Bank of New York to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, The Bank of New York will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you, on a certain date, may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, The Bank of New York must receive them on or before the date specified. The Bank of New York will try, as far as practical, subject to Israeli law and the provisions of our Articles of Association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The Bank of New York will only vote or attempt to vote as you instruct. However, if The Bank of New York does not receive your voting instructions, it will deem you to have instructed it to give a discretionary proxy to vote the shares underlying your ADSs to a person designated by us provided that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform The Bank of New York that (x) we do not wish such proxy given, (y) substantial opposition exists, (z) such matter materially affects the rights of the holders of the shares underlying the ADSs.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Rights of Non-Israeli Shareholders to Vote

The ADSs may be freely held and traded pursuant to the General Permit and the Currency Control Law. The ownership or voting of ADSs by non-residents of Israel is not restricted in any way by our Articles of Association or by the laws of the State of Israel.

Fees and Expenses

ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion thereof)	Each issuance of an ADS, including as a result of a distribution of shares or rights or other property. Each cancellation of an ADS, including if the agreement terminates.

$0.05 (or less) per ADS	Any cash payment.

Registration or Transfer Fees	Transfer and registration of shares on the share register of the Foreign Registrar from your name to the name of The Bank of New York or its agent when you deposit or withdraw shares.

Expenses of The Bank of New York	Conversion of foreign currency to U.S. dollars. Cable, telex and facsimile transmission expenses. Servicing of shares or deposited securities.

$0.02 (or less) per ADS per calendar year (if the depositary has not collected any cash distribution fee during that year)	Depositary services.

Taxes and other governmental charges	As necessary The Bank of New York or the Custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes.

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The Bank of New York may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADSs to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our shares;	The cash, shares or other securities received by The Bank of New York will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities. The Bank of New York may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also issue new ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs, identifying the new deposited securities.

Reclassify, split up or consolidate any of the deposited securities;

Distribute securities on the shares that are not distributed to you; or

Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or takes any similar action.

Amendment and Termination

We may agree with The Bank of New York to amend the agreement and the ADSs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses, or prejudices an important right of ADS holders, it will only become effective thirty days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADSs and the agreement is amended.

The Bank of New York will terminate the agreement if we ask it to do so. The Bank of New York may also terminate the agreement if The Bank of New York has told us that it would like to resign and we have not appointed a new depositary bank within ninety days. In both cases, The Bank of New York must notify you at least ninety days before termination.

After termination, The Bank of New York and its agents will be required to do only the following under the agreement: (1) advise you that the agreement is terminated, and (2) collect distributions on the deposited securities and deliver shares and other deposited securities upon cancellation of ADSs. After termination, The Bank of New York will, if practical, sell any remaining deposited securities by public or private sale. After that, The Bank of New York will hold the proceeds of the sale, as well as any other cash it is holding under the agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and will have no liability for interest. The Bank of New York’s only obligations will be to account for the proceeds of the sale and other cash. After termination our only obligations will be with respect to indemnification and to pay certain amounts to The Bank of New York.

Limitations on Obligations and Liability to ADS Holders

The agreement expressly limits our obligations and the obligations of The Bank of New York, and it limits our liability and the liability of The Bank of New York. We and The Bank of New York:

●	are only obligated to take the actions specifically set forth in the agreement without negligence or bad faith;

●	are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the agreement;

●	are not liable if either exercises discretion permitted under the agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the agreement on your behalf or on behalf of any other party; and

●	may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

In the agreement, we and The Bank of New York agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before The Bank of New York will issue or register transfer of an ADS, make a distribution on an ADS, or make a withdrawal of shares, The Bank of New York may require payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the:

●	transfer of any shares or other deposited securities;

●	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary, and

●	compliance with regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

The Bank of New York may refuse to deliver, transfer, or register transfers of ADSs generally when the books of The Bank of New York or our books are closed, or at any time if The Bank of New York or we think it advisable to do so. You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (1) The Bank of New York or we have closed its transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on the shares; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the agreement.

Pre-Release of ADSs

In certain circumstances, subject to the provisions of the agreement, The Bank of New York may issue ADSs before deposit of the underlying shares. This is called a pre-release of the ADS. The Bank of New York may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADSs instead of shares to close out a pre-release. The Bank of New York may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate; and (3) The Bank of New York must be able to close out the pre-release on not more than five business days’ notice. In addition, The Bank of New York will limit the number of ADSs that may be outstanding at any time as a result of prerelease, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.

Inspection of Books of the Depositary

Under the terms of the agreement, holders of ADSs may inspect the transfer books of the depositary at any reasonable time, provided that such inspection shall not be for the purpose of communicating with holders of ADSs in the interest of a business or object other than either our business or a matter related to the deposit agreement or ADSs.

Book-Entry Only Issuance - The Depository Trust Company

The Depository Trust Company, or DTC, New York, New York, will act as securities depository for the ADSs. The ADSs will be represented by one global security that will be deposited with and registered in the name of Cede & Co. (DTC’s partnership nominee), or such other name as may be requested by an authorized representative of DTC. This means that we will not issue certificates to you for the ADSs. One global security will be issued to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the ADSs. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant’s accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is, in turn, owned by a number of DTC’s direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

When you purchase ADSs through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the ADSs on DTC’s records. Since you actually own the ADSs, you are the beneficial owner and your ownership interest will only be recorded on the direct (or indirect) participants’ records. DTC has no knowledge of your individual ownership of the ADSs. DTC’s records only show the identity of the direct participants and the amount of ADSs held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

We will wire dividend payments to DTC’s nominee, and we will treat DTC’s nominee as the owner of the global security for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants’ accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the ADSs held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC or us.

ADSs represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

●	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

●	we determine not to require all of the ADSs to be represented by a global security.

If the book-entry only system is discontinued, the transfer agent will keep the registration books for the ADSs at its corporate office.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof.

Description of the Warrants

February 2017 Warrants

The following is a brief summary of the warrants and placement agent warrants issued in connection with our February 2017 financing and is subject in all respects to the provisions contained in the warrants, the form filed as an exhibit to our Current Report on Form 6-K dated February 22, 2017. Unless otherwise stated, references to warrants in this section include the placement agent warrants.

In February 2017, we entered into security purchase agreements providing for the issuance of an aggregate of 1,000,000 ADSs in a registered direct offering at $2.50 per ADS for aggregate gross proceeds of $2,500,000. In addition, we issued unregistered warrants to purchase an aggregate of 1,000,000 ADSs to investors in the offering and unregistered warrants to purchase an aggregate of 50,000 ADSs to the placement agent and affiliates of the placement agent.

The warrants issued to investors and to the placement agent and its affiliates in our February 2017 private placement may be exercised at any time beginning on the six month anniversary from the date of issuance and have an exercise price of $4.10 per ADS, subject to adjustment as set forth therein. The warrants shall terminate five and a half years after issuance. The warrants may be exercised on a cashless basis if at the time of exercise there is no effective registration statement registering the ADSs underlying the warrants

March 2017 Warrants

The following is a brief summary of the warrants and placement agent warrants issued in connection with our March 2017 financing and is subject in all respects to the provisions contained in the warrants, the form filed as an exhibit to our Current Report on Form 6-K dated March 9, 2017. Unless otherwise stated, references to warrants in this section include the placement agent warrants.

In March 2017, we entered into security purchase agreements providing for the issuance of an aggregate of 1,400,000 ADSs in a private placement transaction at $2.00 per ADS for aggregate gross proceeds of $2,800,000. In addition, we issued unregistered warrants to purchase 1,400,000 ADSs. The Company agreed to hold a shareholder meeting to increase its authorized ordinary shares to allow for the full exercise of the warrants (the “Authorized Capital Increase”). The warrants have a term of five and a half years, an exercise price of $2.30 per ADS and shall be exercisable on the later of the effectiveness of the Authorized Share Increase or six months following the issuance date. We effected the Authorized Capital Increase on August 3, 2017.

The warrants issued to investors in our March 2017 private placement may be exercised at any time beginning on September 21, 2017 and have an exercise price of $2.30 per ADS, subject to adjustment as set forth therein. The warrants shall terminate five and a half years after issuance. The warrants may be exercised on a cashless basis if at the time of exercise there if no effective registration statement registering the ADSs underlying the warrants.

PLAN OF DISTRIBUTION

We are registering the ordinary shares represented by ADSs issuable upon exercise of the warrants issued in our February 2017 and March 2017 private placements to permit the resale of these ordinary shares represented by ADSs from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares represented by ADSs other than proceeds from the cash exercise of the warrants. We will bear all fees and expenses incident to our obligation to register the ordinary shares represented by ADSs.

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares represented by ADSs are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The ordinary shares represented by ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares represented by ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares represented by ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of ordinary shares represented by ADSs or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares represented by ADSs in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares represented by ADSs short and deliver ordinary shares represented by ADSs covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares represented by ADSs to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants or ADSs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares represented by ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares represented by ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares represented by ADSs may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares represented by ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares represented by ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states ordinary shares represented by ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states ordinary shares represented by ADSs may not be sold unless such ordinary shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares represented by ADSs registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares represented by ADSs by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares represented by ADSs to engage in market-making activities with respect to the ordinary shares represented by ADSs. All of the foregoing may affect the marketability of the ordinary shares represented by ADSs and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares represented by ADSs.

We will pay all expenses of the registration of the ordinary shares represented by ADSs, estimated to be $50,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares represented by ADSs will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F/A for the year ended December 31, 2020 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Sichenzia Ross Ference LLP, New York, New York, has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Doron, Tikotzky, Kantor, Gutman, Nass, Amit Gross and Co., Bnei Brak, Israel, has passed upon certain legal matters regarding the securities offered hereby under Israeli law. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares represented by ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and the ADSs. You may review and copy the registration statement, reports and other information we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the public reference facility, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC's Web site at http://www.sec.gov.

In addition, since our ordinary shares are traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the Israel Securities Authority, or the ISA, as required under Chapter Six of the Israel Securities Law, 1968. Copies of our SEC filings and submissions are submitted to the Israeli Securities Authority and TASE. Such copies can be retrieved electronically through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we anticipate filing with the SEC, within four months after the end of each fiscal year, an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. We also file with the SEC Current Reports on Form 6-K.

We also maintain a website at http://www.xtlbio.com, but information contained on our website does not constitute a part of this prospectus and is not incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports on Form 6-K (to that extent that such Form 6-K indicates that it is intended to be incorporated by reference herein) filed with the SEC pursuant to the Exchange Act prior to the termination of the offering.  The documents we incorporate by reference are:

(1)	Our annual report on Form 20-F for the year ended December 31, 2020, filed with the SEC on March 15, 2021, as amended by our annual report on Form 20-F/A for the year ended December 31, 2020, filed with the SEC on May 19, 2021;

(2)	Our reports on Form 6-K filed with the SEC on January 7, 2021, February 22, 2021, March 29, 2021, April 5, 2021, May 19, 2021, and May 19, 2021;

(3)	The description of our ADSs and ordinary shares contained in our Form 8-A filed with the SEC on July 11, 2013 including any amendment or report filed for the purpose of updating such description, including Exhibit 2(d) to our Annual Report on Form 20-F/A filed with the SEC on May 19, 2021.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

XTL Biopharmaceuticals Ltd. 5 Badner St. Ramat Gan, 4365603, Israel Tel: Attention:

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us, our Israeli subsidiaries, our directors and officers and the Israeli experts, if any, named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments, and substantially all of our directors, officers and such Israeli experts, if any, are located outside the United States, any judgment obtained in the United States against us or any of them may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel that it may also be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a U.S. judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, as well as a monetary or compensatory judgment in a non-civil matter, provided that the following conditions are met:

●	subject to limited exceptions, the judgment is final and non-appealable;

●	the judgment was given by a court competent under the laws of the state of the court and is otherwise enforceable in such state;

●	the judgment was rendered by a court competent under the rules of private international law applicable in Israel;

●	the laws of the state in which the judgment was given provide for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

●	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

●	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the U.S. court.

We have appointed Corporation Trust Company  as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

June 7, 2021